LocatePLUS Contact:
James Fields
LocatePLUS Holdings Corp.
Tel: 978-921-2727


.. . . .. . . . . LOCATEPLUS ANNOUNCES Q2 UNAUDITED RESULTS
.. . .  Issues letter to Shareholders and Schedules Earnings Call


BEVERLY MASSACHUSETTS, AUGUST 13, 2008. LocatePLUS Holdings Corporation pink sheets, (LPHC) issues letter to Shareholders


While the first twelve months in my role as President and CEO have been challenging, they have also been an exciting time for both me and LocatePLUS. When I was privileged with the appointment to President and CEO, I knew there were many things to accomplish, and the challenges were on many fronts. My plan called for a four phase approach to rebuilding the Company. One; cut expenses, two; correct data and infrastructure issues, three; initiate a large scale sales and marketing initiative, and finally; once the business is back on track, initiate a shareholder awareness and communication program. I am pleased to report, the first two phases of my plan were completed during the first eight months, the third phase has been underway now for approximately four months, and now I am embarking on phase four.

Since the Company has had its issues in the past with living up to promises, I did not want to make statements to the public without building credibility. I believe now with two successful quarters of performance, I am in a position to reach out to the shareholders and explain what the Company has been doing over the last year, and talk about the current challenges we face.

In the first quarter 2008, revenue was $2,113,225, up over the first quarter 2007, of $2,090,156, or 1%. In the second quarter 2008, revenue was $2,102,768, up over the second quarter 2007, of $2,066,265, or 2%. These quarters represent the first quarters with year over year increases in five successive quarters of year over year declines. More importantly, total operating expenses in the first quarter 2008 were $2,092,761 versus $2,775,962 in the first quarter of 2007, or a 25% improvement. Total operating expenses in the second quarter 2008 were $2,075,271 versus $2,181,570 in the second quarter of 2007, or an improvement of 5%. The result was an operating profit for through the first six months of $47,962 in 2008, versus a loss in the first six months of $(801,111) in 2007, an improvement of 106%. Despite these achievements, we are still not yet bottom line profitable. We continue to face the challenge of servicing our debt.

As most are aware, to grow a business requires capital. Capital can either come from internally generated cash flow, an infusion of equity, or in the form of debt. Since all of our free cash flow is going to service debt, our ability to grow is limited. In addition, we currently are restricted from raising any equity because the Company has issued or reserved its total twenty five million authorized shares. Replacing current debt with new debt is not the answer, as it will leave the Company in the same situation of trying to service debt while also trying to grow. The only answer is to clean up our debt by converting it to equity. This can only happen if we are successful in our vote to increase our authorized shares. This is not only the best thing for shareholders from a growth perspective, it is required to bring the Company current with its secured debt provider.

The Company has not yet achieved the level of cash flow sufficient to service its debt. If we are unable to convert this note to equity, this debt holder will most likely exercise its right to foreclose on the assets of the Company. This would leave the shareholders with nothing.

I am aware that there is a group promising many shareholders a plan to solve our debt issue by scaring them with "dilution" and asking them to vote in our current proxy to deny an increase in authorized shares. However, what isn't known is that I had a meeting with this group. They do not have a plan. The meeting included me, this group, and money raisers, not a fund with money. I asked for their plan. One option put forth by the money raisers was to sell one hundred million shares at $0.05 to raise $5 million and clean up our debt. This was by the group claiming "dilution". I am always open to any plan that is in the best interest of shareholders, but there is no plan.

To add insult to injury, the leader of this group does not appear to own a single share of stock in LocatePLUS, so he has nothing at stake, but on the contrary stands to make a lot of money on this process. You need to question the motives of an individual like this. Now, believe me when I say I have the Company and Shareholders best interest at heart. I say this because unlike the leader of this group, I am a very large shareholder, and do have a lot to lose if they are successful in scaring shareholders into a vote against an increase. A vote against an increase will not only substantially damage LocatePLUS, but more importantly, shareholders' value.

I am aware that there is a group promising many shareholders a plan to solve our debt issue by scaring them with "dilution" and asking them to vote in our current proxy to deny an increase in authorized shares. However, what isn't known is that I had a meeting with this group. They do not have a plan. The meeting included me, this group, and money raisers, not a fund with money. I asked for their plan. One option put forth by the money raisers was to sell one hundred million shares at $0.05 to raise $5 million and clean up our debt. This was by the group claiming "dilution". I am always open to any plan that is in the best interest of shareholders, but there is no plan.

To add insult to injury, the leader of this group does not appear to own a single share of stock in LocatePLUS, so he has nothing at stake, but on the contrary stands to make a lot of money on this process. You need to question the motives of an individual like this. Now, believe me when I say I have the Company and Shareholders best interest at heart. I say this because unlike the leader of this group, I am a very large shareholder, and do have a lot to lose if they are successful in scaring shareholders into a vote against an increase. A vote against an increase will not only substantially damage LocatePLUS, but more importantly, shareholders' value.

In closing, we have made great strides in the last twelve months and the Company is on the right track. Although growth has been slower than I would like due to the legacy debt service, we have a plan to solve that problem and drive substantial growth and shareholder value. However, if we are unsuccessful in educating our shareholders as to the importance of a vote to increase our authorized shares, the Company could face severe hardship. I only hope all shareholders understand how important this upcoming vote will be and what it means for the future of the Company. I will be holding an earnings/update call on August 18, 2008 at 4:30 pm eastern time. Details for dial in instructions will be sent out in a separate release.


My Sincere Thanks;

James C. Fields
President & CEO


About LocatePLUS

LocatePLUS is an industry-leading provider of public information and investigative solutions that are currently being used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' customer base exceeds 13,500 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country. Clients include many of the nation's leading agencies.

Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on nearly 98% of the adult population and data entries relating to approximately 205 million individuals in the placecountry-regionUnited States
- maintained in one of the largest and most comprehensive XML data sources of its kind, capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com.

LocatePLUS is an industry-leading provider of public information and investigative solutions that are currently being used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' customer base exceeds 13,500 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country. Clients include many of the nation's leading agencies.

Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on nearly 98% of the adult population and data entries relating to approximately 205 million individuals in the placecountry-regionUnited States maintained in one of the largest and most comprehensive XML data sources of its kind, capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.

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